Exhibit 15.1

To the Board of Directors and Stockholders of Freeport-McMoRan Copper & Gold Inc.:

We are aware of the incorporation by reference in the Registration Statements of Freeport-McMoRan Copper & Gold Inc. on Forms S-8 (File Nos. 33-63267, 33-63269, 33-63271, 333-85803, 333-105535, 333-115292, 333-136084, 333-141358 and 333-147413) of our report dated November 4, 2011 relating to the unaudited condensed consolidated interim financial statements of Freeport-McMoRan Copper & Gold Inc. that is included in its Form 10-Q for the quarter ended September 30, 2011.

/s/ ERNST & YOUNG LLP

Phoenix, Arizona
November 4, 2011